As filed with the Securities and Exchange Commission on December 14, 2010	Registration No. 333-170394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1

TO
FORM S-8
Registration Statement Under
The Securities Act of 1933

DEYU AGRICULTURE CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	80-0329825 (I.R.S. Employer Identification No.)

Tower A, Century Centre, Room 808, 8 North Star Road, Beijing, The People’s Republic of China

 (Address of principal executive offices)

 (212) 465-2647
 (Registrant’s telephone number, including area code)

Deyu Agriculture Corp. 2010 Share Incentive Plan
(Full Title of the plans)

Copy to:
Val-U-Corp Services, Inc.	Clayton E. Parker, Esq.
1802 North Carson Street. Suite 108	K&L Gates LLP
Carson City, NV 89701	200 South Biscayne Boulevard, Suite 3900
Tel. No.: (800) 555-9141	Miami, FL 33131-2399
Val-U-Corp Services, Inc.	Telephone: (305) 539-3300
Facsimile: (305) 358-7095
(Name, address and telephone number of agent
for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, $0.001 par value per share	1,000,000 shares	$5.03	$5,030,000	$359(4)

(1)	The amount to be registered represents (i) 1,000,000 shares of the Company’s common stock underlying options to be granted under the Deyu Agriculture Corp. 2010 Share Incentive Plan.
(2)
This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.

(3)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee.  Computation based upon the average of the high and low prices of the Company’s common stock as quoted on the OTCBB on November 3, 2010.

(4)	Previously paid.

EXPLANATORY NOTE

Deyu Agriculture Corp. (the “Registrant”) has filed this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 in order to re-file as Exhibit 99.1 the Deyu Agriculture Corp. 2010 Share Incentive Plan to correct a scrivener’s error.  The Registrant filed the original Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 1,000,000 shares of common stock of the Registrant, par value $0.001 per share (the “Common Stock”) underlying options to be granted by the Registrant under the Deyu Agriculture Corp. 2010 Share Incentive Plan (the “Plan”).  On November 4, 2010, the Board of Directors of the Registrant approved the Plan attached hereto as Exhibit 99.1, and with the exception of the re-filing of such Exhibit and the inclusion of the Registrant’s Quarterly Report on Form 10-Q filed with U.S. Securities and Exchange Commission (the “Commission”) on November 15, 2010 and the Registrant’s Current Reports on Form 8-K filed with the Commission on November 17, 2010 and December 13, 2010 in Item 3 below, all other items in this Registration Statement remain unchanged.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with Commission are incorporated herein by reference:

•
The Registrant’s Prospectus filed with the Commission on October 26, 2010 pursuant to 424(b) under the Securities Act (Registration No. 333-167527) which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2009 (the "Prospectus");

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on May 3, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on May 11, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 as filed with the Commission on May 17, 2010;

•	The Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A as filed with the Commission on May 25, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on June 4, 2010;

•
The Registrant’s Registration Statement on Form S-1 (Registration No. 333-167527), including Amendments No. 1, 2, 3 and 4 as filed with the Commission on June 15, 2010, August 8, 2010, September 16, 2010, October 6, 2010 and October 18, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on June 23, 2010;

•	The Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A as filed with the Commission on July 6, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the Commission on August 16, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission (with respect to Items 5.02, 5.05, 8.01 and 9.01) on August 23, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission (other than information furnished pursuant to Item 7.01 thereof) on August 23, 2010;

•	The Registrant’s Amendment No. 2 to its Current Report on Form 8-K/A as filed with the Commission on September 21, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on October 6, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the Commission on November 15, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on November 17, 2010;

•	The Registrant’s Current Report on Form 8-K as filed with the Commission on December 13, 2010; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2009.

The Registrant incorporates by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment, except for information furnished under Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Authorized Capital Stock

Our authorized stock consists of 85,000,000 shares: 75,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary description relating to our capital stock does not purport to be complete. All capitalized terms not defined herein have the meanings set forth in the Prospectus.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy” below. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of our Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. Our Board of Directors is not classified.  Also, holders of Common Stock do not have preemption rights, liability for further calls or to assessment by the registrant, any restriction on alienability of the securities to be registered, or any provision discriminating against any existing or prospective holder of such securities.

The rights of the shareholders may not be modified other than by a vote of a majority of the shares outstanding, voting as a class.

Series A Convertible Preferred Stock

The holders of Series A convertible preferred stock (the “Series A Preferred”) will be entitled to receive cumulative preferred share original purchase price (the “Dividend Preference” and the “Dividends”).  If, after the Dividend Preference has been fully paid or declared and set apart, the we shall make any additional distributions, then the holders of Series A Preferred shall participate with the holders of Common Stock on an as-converted basis with respect to such distributions. Dividends will be payable in cash or stock, at our option.

Upon any liquidation, dissolution or winding up, the holders of Series A Preferred will be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $4.40 per share (the amount, the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of the Common Stock (the “Liquidation Preference”).

Each holder of Series A Preferred will have the right, at the option of the holder at any time on or after the issuance of the Series A Preferred, without the payment of additional consideration, to convert Series A Preferred into a number of fully paid and non-assessable shares of Common Stock equal to: (i) the Liquidation Preference Amount of such share divided by (ii) the conversion price in effect as of the date of the conversion.

For a period of two (2) years following the issuance of the Series A Preferred, the conversion price of Series A Preferred will be subject to adjustment for issuances of Common Stock (or securities convertible or exchangeable into shares of Common Stock) at a purchase price less than the conversion price of the Series A Preferred.

The Series A Preferred do not contain any repurchase or redemption rights.

The summary of the Series A Preferred above is qualified in its entirety by reference to the form of Certificate of Designation referenced hereto as Exhibit 4.1.

The Series A Warrants

There are 982,362 Series A Warrants outstanding which were sold together with the Series A Preferred, which:

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)
are exercisable at any time after consummation of the transactions contemplated by the Securities Purchase Agreement and shall expire on the date that is five years following the original issuance date of the Series A Warrants;

(c)	are exercisable, in whole or in part, at an exercise price of $5.06 per share of Common Stock; and
(d)
are exercisable only for cash (except that there will be a cashless exercise option if, after twelve months from the Issue Date, (i) the Per Share Market Value of one share of Common Stock is greater than the Warrant Price (at the date of calculation) and (ii) a registration statement under the Securities Act providing for the resale of the Common Stock issuable upon exercise of Warrant Shares is not in effect, in lieu of exercising this Warrant by payment of cash).

The summary of the Series A Warrants above is qualified in its entirety by reference to the form of Series A Warrant referenced hereto as Exhibit 4.2.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

Nevada Anti-Takeover Laws and our Corporate Policy

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our Company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our Company.

Indemnification and limitation of liability. Under the terms of our articles of incorporation and bylaws, we will indemnify our officers, directors, employees, and agents against all liabilities and expenses actually and reasonably incurred in connection with service for or on behalf of the corporation to the fullest extent allowed by Chapter 78 of the Nevada Revised Statutes, unless it is ultimately determined by a court of competent jurisdiction that (i) they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. In addition, the applicable provisions mandate that we indemnify our officers and directors who have been successful on the merits or otherwise in the defense of any such action, suit, or proceeding against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with such defense. The Articles also eliminate, to the fullest extent permitted by Nevada law, the liability of directors and officers to the corporation or our stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation and bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, The People’s Republic of China, on this 14th day of December, 2010.

DEYU AGRICULTURE CORP.

By:	/s/ David Lethem
Name:	David Lethem
Title:	Chief Financial Officer, Controller,
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ *	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 14, 2010
Jianming Hao

/s/ David Lethem	Chief Financial Officer, Controller, Principal Financial Officer and Principal Accounting Officer	December 14, 2010
David Lethem

/s/ *	Chief Operating Officer	December 14, 2010
Jianbin Zhou

/s/ *	President and Director	December 14, 2010
Wenjun Tian

/s/ *	Director	December 14, 2010
Al Carmona

/s/ *	Director	December 14, 2010
Longjiang Yuan

/s/ *	Director	December 14, 2010
Timothy Stevens

*By: /s/ David Lethem
David Lethem
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number
4.1	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock*
4.2	Form of Series A Warrant*
5.1	Opinion of Burton Bartlett & Glogovac**
23.1	Consent of KCCW Accountancy Corp**
23.2	Consent of Burton Bartlett & Glogovac (contained in Exhibit 5.1)**
24.1	Power of Attorney (contained on signature page)***
99.1	Deyu Agriculture Corp. 2010 Share Incentive Plan**

* Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on May 2, 2010.
*** Previously filed with the original Registration Statement on Form S-8 as filed with the Commission on November 5, 2010.
** Provided herewith